January 16, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

     We have read statements that Internet Acquisition Group, Inc. has included under “Change in Registrant’s Certifying Accountant” of the Form 8-K report to be filed on or about January 16, 2008 regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

/s/ Jaspers + Hall, P.C.
Denver, Colorado